UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 30, 2017

Milacron Holdings Corp.

(Exact name of registrant as specified in its charter)

Delaware	001-37458	80-0798640
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification Number)

10200 Alliance Road, Suite 200 Cincinnati, Ohio	45242
(Address of principal executive offices)	(Zip code)

(513) 487-5000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition

See Item 7.01 below, which is incorporated by reference herein.

Item 7.01. Regulation FD.

Milacron Holdings Corp. (the “Company”) today reported preliminary results for the fourth quarter and full year ended December 31, 2016. The Company is in the process of finalizing its financial results for the fiscal year ended December 31, 2016. Based on available information to date, the Company expects to report sales for the fiscal quarter ended December 31, 2016 of between $287.0 million and $289.0 million, compared to $306.3 million for the fiscal quarter ended December 31, 2015, and for the fiscal year ended December 31, 2016 of between $1,165.0 million and $1,167.0 million, compared to $1,179.5 million for the fiscal year ended December 31, 2015. Sales were negatively impacted by $4.5 million during the fiscal quarter ended December 31, 2016 as a result of unfavorable foreign currency movements. This foreign currency impact was $3.5 million higher than we anticipated due to the additional strengthening of the U.S. dollar during the quarter. The Company expects to report net income (loss) for the fiscal quarter ended December 31, 2016 of between $(15.9) million and $2.7 million, compared to $15.5 million for the fiscal quarter ended December 31, 2015, and for the fiscal year ended December 31, 2016 of between $13.4 million and $32.0 million, compared to $(38.8) million for the fiscal year ended December 31, 2015; Adjusted Net Income for the fiscal quarter ended December 31, 2016 of between $18.1 million and $34.5 million, compared to $33.5 million for the fiscal quarter ended December 31, 2015, and for the fiscal year ended December 31, 2016 of between $90.8 million and $107.2 million, compared to $98.2 million for the fiscal year ended December 31, 2015; and Adjusted EBITDA for the fiscal quarter ended December 31, 2016 of between $50.0 million and $53.0 million, compared to $58.9 million for the fiscal quarter ended December 31, 2015, and for the fiscal year ended December 31, 2016 of between $209.0 million and $212.0 million, compared to $213.4 million for the fiscal year ended December 31, 2015. The Company also anticipates having a cash balance of $130.0 million as of December 31, 2016, compared to $67.5 million as of December 31, 2015. The estimated fourth quarter and full-year financial data presented above within a range are preliminary, unaudited and based upon our estimates. In addition, such preliminary data are subject to the completion of the Company’s year-end financial and accounting closing procedures (which have yet to be performed) and should not be viewed as a substitute for full quarterly or annual financial statements prepared in accordance with GAAP. The Company has provided a range for the preliminary data described above primarily because its financial closing procedures for the fiscal quarter and fiscal year ended December 31, 2016 are not yet complete. All of the data presented above have been prepared by and are the responsibility of management. The Company’s independent registered public accounting firm, Ernst & Young LLP, has not audited, reviewed, compiled or performed any procedures, and does not express an opinion or any other form of assurance with respect to any of such data. This summary is not a comprehensive statement of the Company’s financial results for the periods and the Company’s actual results may differ materially from these estimates as a result of the completion of the Company’s financial closing procedures, final adjustments or other developments that may arise between now and the time the financial results for these periods are finalized.

The following table sets forth a reconciliation of the Company’s estimated fourth quarter and full-year 2016 net (loss) income to estimated fourth quarter and full-year 2016 Adjusted EBITDA:

	Financial Results for the Three Months Ended December 31, 2016 is Expected to be Between	Financial Results for the Year Ended December 31, 2016 is Expected to be Between
(dollars in millions)	(unaudited)	(unaudited)
Net (loss) income (a)	$(15.9) - $2.7	$13.4 - $32.0
Amortization expense	7.8	31.3
Currency effect on intercompany advances (b)	5.7	(1.6)
Organizational redesign costs (c)	17.0	31.7
Long-term equity awards and shareholder fees (d)	1.9	7.1
Professional services (e)	1.7	4.2
Fair market value adjustments (f)	—	0.3
Annual effective tax rate adjustment (g)	(3.6) - (5.8)	(1.2) - (3.4)
Other	3.5	5.6

Adjusted Net Income	18.1 - 34.5	90.8 - 107.2
Income tax expense (benefit) (a)	9.3 - (4.1)	28.7 - 15.3
Interest expense, net	15.3	60.9
Depreciation expense	7.3	28.6

Adjusted EBITDA	$50.0 - $53.0	$209.0 - $212.0

(a)	Approximately $10.9 million of this variance relates to the potential release of valuation allowances of up to $10.9 million recorded against deferred tax assets as a result of restructuring initiatives in Europe. The actual amount of any such release of valuation allowances will not be known prior to the completion of our audit.
(b)	Non-cash currency effect on intercompany advances relates to advances in foreign currencies. The most significant exposure relates to the Canadian dollar pursuant to intercompany advances within the MDCS segment.
(c)	Organizational redesign costs relate to costs associated with exiting of product lines, the shutdown or relocation of facilities and the termination costs as a result of eliminated positions.
(d)	Long-term equity awards and shareholder fees include charges associated with stock-based compensation awards granted to certain executives and independent directors.
(e)	Professional fees relate to operational efficiency, strategic organizational initiatives, business development and other one-time advisory projects.
(f)	Non-cash fair market value adjustments relate to fair market value expense adjustments to inventory during the period.
(g)	The annual effective income tax rate adjustment primarily includes the impact to the tax provision utilizing the annual effective tax rate recomputed with anticipated tax rate reductions that have not been recognized for U.S. GAAP purposes as the Company is awaiting regulatory approval.

The information contained in Item 2.02 and Item 7.01 is being furnished and shall not be deemed “filed” for any purpose, and shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, regardless of any general incorporation language in any such filing.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MILACRON HOLDINGS CORP.

By:	/s/ Bruce Chalmers
Name:	Bruce Chalmers
Title:	Chief Financial Officer

Date: January 30, 2017